Exhibit 4.9

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (“Subordination Agreement”) dated as of January 7, 2011 is by and between Wells Fargo Bank, National Association, a national banking association, in its capacity as administrative and collateral agent pursuant to the Senior Creditor Agreements (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, the “Senior Creditor Agent” as hereinafter further defined) and Glenn Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98, Glenn Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98, Stephen Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98, Stephen Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98, Arlene Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98, Arlene Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98 (collectively, “Junior Creditor” as hereinafter further defined). Senior Creditor Agent together with the lenders under the Senior Creditor Agreements are sometimes referred to herein individually as a “Senior Creditor” and collectively as “Senior Creditors”. Senior Creditors and Junior Creditor are sometimes individually referred to herein as “Creditor” and collectively as “Creditors.”

W I T N E S S E T H:

WHEREAS, Junior Creditor has made certain loans to Model Reorg Acquisition LLC, a Delaware limited liability company (together with its successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession on behalf of any of such persons or on behalf of any such successor or assign, “Debtor”);

WHEREAS, Senior Creditors have entered or are about to enter into financing arrangements with Perfumania Holdings, Inc., a Florida corporation (“Parent”), Quality King Fragrance, Inc., a Delaware corporation (“QKF”), Scents of Worth, Inc., a Florida corporation (“SOW”), Five Star Fragrance Company, Inc., a New York corporation (“Five Star”), Northern Group, Inc., a New York corporation (“Northern”), Perfumania, Inc., a Florida corporation (“Perfumania”), Magnifique Parfumes and Cosmetics, Inc., a Florida corporation (“Magnifique”), Ten Kesef II, Inc., a Florida corporation (“Ten Kesef”), Perfumania Puerto Rico, Inc., a Puerto Rico corporation (“Perfumania PR”) and Perfumania.com, Inc., a Florida corporation (“Perfumania.com” and together with Parent, QKF, SOW, Five Star, Northern, Perfumania, Magnifique, Ten Kesef and Perfumania PR, each a “Borrower” and collectively, the “Borrowers”) pursuant to which Senior Creditors may, upon certain terms and conditions, make loans and provide other financial accommodations to them;

WHEREAS, Aladdin Fragrances, Inc., a New York corporation, Niche Marketing Group, Inc., a New York corporation and Debtor have guaranteed the obligations of Borrowers to Senior Creditors arising pursuant to such arrangements; and

WHEREAS, in order to induce Senior Creditors to continue to provide financial accommodations to Borrowers pursuant to such financing arrangements, Junior Creditor has agreed to the subordination in right of payment of the existing and future obligations of Debtor to Junior Creditor to the payment of the existing and future obligations of Debtor to Senior Creditors and related matters as set forth below;

NOW, THEREFORE, in consideration of the mutual benefits accruing to Creditors hereunder and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Definitions. As used above and in this Subordination Agreement, the following terms shall have the meanings ascribed to them below:

(a) “Creditors” shall mean, collectively, Senior Creditors and Junior Creditor and their respective successors and assigns.

(b) “Insolvency Proceeding” shall mean, as to any Person, any of the following: (i) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal or State bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings under the laws of any jurisdiction now or hereafter in effect (whether at a law or equity) or (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties or (iii) any proceedings for liquidation, dissolution or other winding up of the business of such Person or (iv) any assignment for the benefit of creditors or any marshaling of assets of such Person.

(c) “Junior Creditor” shall mean, collectively, Glenn Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98, Glenn Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98, Stephen Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98, Stephen Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98, Arlene Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98, Arlene Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98 and their respective successors and assigns, including any other person that at any time and from time to time is the owner or holder of record or beneficially or both of any of the Junior Debt and their respective successors and assigns.

(d) “Junior Creditor Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) the Amended and Restated Subordinated Promissory Note, dated as of January 7, 2011, by Model in favor of Glenn Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98 in the original principal amount of $7,388,212.15, (ii) the Amended and Restated Subordinated Promissory Note, dated as of January 7, 2011, by Model in favor of Glenn Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98 in the original principal amount of $11,067,018.85, (iii) the Amended and Restated Subordinated Promissory Note, dated as of January 7, 2011, by Model in favor of Stephen Nussdorf 10-Year Grantor Retained Annuity

Trust Dated 11/1/98 in the original principal amount of $7,388,212.15, (iv) the Amended and Restated Subordinated Promissory Note, dated as of January 7, 2011, by Model in favor of Stephen Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98 in the original principal amount of $11,067,018.85, (v) the Amended and Restated Subordinated Promissory Note, dated as of January 7, 2011, by Model in favor of Arlene Nussdorf 10-Year Grantor Retained Annuity Trust Dated 11/1/98 in the original principal amount of $7,388,212.15 and (vi) the Amended and Restated Subordinated Promissory Note, dated as of January 7, 2011, by Model in favor of Arlene Nussdorf 15-Year Grantor Retained Annuity Trust Dated 11/2/98 in the original principal amount of $11,067,018.85; and (vii) all agreements, documents and instruments at any time executed and/or delivered by Debtor or any other person to, with or in favor of Junior Creditor in connection with the foregoing.

(e) “Junior Debt” shall mean (a) all obligations, liabilities and indebtedness of every kind, nature and description owing by Debtor to Junior Creditor, including principal, interest, charges, fees, premiums, indemnities, and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under or evidenced by the Junior Creditor Agreements or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Junior Creditor Agreements or after the commencement of any case with respect to Debtor under the U.S. Bankruptcy Code or any similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, whether or not such amounts are allowable in whole or in part, in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by Junior Creditor and (b) any right of Junior Creditor to receive a payment or distribution of any kind or character in respect of any Junior Securities.

(f) “Junior Securities” shall have the meaning ascribed thereto in Section 2(c).

(g) “Payment in full” or “payment in full” shall mean the indefeasible payment and satisfaction in full in immediately available funds of all of the Senior Debt and the termination of the financing arrangements provided by Senior Creditors to Borrower and Guarantors (but not including for this purpose the refinancing or replacement of the Senior Creditors). If after receipt of any payment of, or proceeds of collateral applied to the payment of, any of the Senior Debt, Senior Creditor Agent or any Senior Creditor is required to surrender or return such payment or proceeds to any person for any reason, then the Senior Debt intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Subordination Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Senior Creditor Agent or such Senior Creditor, as the case may be.

(h) “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

(i) “Senior Credit Agreement” shall mean the Credit Agreement dated as of January 7, 2011, by and among Senior Creditor Agent, the other Senior Creditors, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured.

(j) “Senior Creditor Agent” shall mean Wells Fargo Bank, National Association, a national banking association, and its successors and assigns in its capacity as administrative and collateral agent pursuant to the Senior Creditor Agreements acting for and on behalf of the other Senior Creditors and any successor or replacement agent.

(k) “Senior Creditor Agreements” shall mean, collectively, the Senior Credit Agreement and any and all agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor or any other person to, with or in favor of any Senior Creditor in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Senior Debt).

(l) “Senior Creditor Default” shall mean a Default or Event of Default as each of such terms is defined in the Senior Credit Agreement.

(m) “Senior Creditors” shall mean, collectively, (i) Senior Creditor Agent, (ii) the issuing bank or banks of letters of credit or similar instruments under the Senior Credit Agreement, (iii) each other person to whom any of the Senior Debt (including Senior Debt constituting Other Liabilities) is owed (and including any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Senior Debt or is otherwise party to the Senior Creditor Agreements as a Credit Party) and (iv) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “Senior Creditor”.

(n) “Senior Debt” shall mean (i) all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrowers and Guarantors to any Senior Creditor and/or its affiliates, or participants, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under the Senior Creditor Agreements or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Senior Creditor Agreements or after the commencement of any case with respect to any Borrower or Guarantor under the U.S. Bankruptcy Code or any similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, whether or not such amounts are allowable either in whole or in part, in any such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by any Senior Creditor and (ii) all other present and future Obligations (as such term is defined in the Senior Credit Agreement).

(o) Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Senior Credit Agreement. All terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York, unless otherwise defined herein, shall have the meanings set forth therein. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

2. Subordination of Junior Debt.

(a) Subordination. Junior Creditor hereby subordinates its right to payment and satisfaction of the Junior Debt owing to it and the payment thereof, directly or indirectly, by any means whatsoever, is deferred, to the payment in full of all Senior Debt.

(b) Permitted Payments. Notwithstanding anything to the contrary contained in Section 2(a), Debtor shall not, directly or indirectly make, and Junior Creditor shall not, directly or indirectly accept or receive, any payment of principal or interest or any prepayment or non-mandatory payment or payment pursuant to acceleration or claims of breach or any payment from Debtor to acquire Junior Debt or otherwise in respect of Junior Debt, except, Debtor may pay, and Junior Creditor may receive, regularly scheduled payments of interest in respect of the Junior Debt when due in accordance with the terms of the Junior Creditor Agreements as in effect on the date hereof if permitted pursuant to Section 7.07(c) of the Senior Credit Agreement.

(c) Distributions.

(i) In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Debtor or the proceeds thereof to the creditors of Debtor or any other payments or distributions in any Insolvency Proceeding, or upon the sale of all or substantially all of the assets of Debtor, then, and in any such event, (A) Senior Creditors shall first receive payment in full of all of the Senior Debt prior to the payment of all or any part of the Junior Debt, and (B) Senior Creditors shall be entitled to receive any payment or distribution of any kind or character, whether in cash, securities or other property, which be payable or deliverable in respect of any or all of the Junior Debt. Notwithstanding the foregoing, nothing contained herein shall prevent the Junior Creditor from receiving any distribution of debt or equity securities provided for by a plan of reorganization pursuant to any Insolvency Proceeding and deliverable in respect of Junior Debt, including, without limitation, securities of the Debtor as so reorganized (such debt or equity securities, the “Junior Securities”); provided, that, any right of Junior Creditor to receive a payment or distribution of any kind or character in respect of any Junior Securities shall be junior and subordinate in all respects to the payment in full of the Senior Debt.

(ii) In order to enable Senior Creditor Agent to enforce its rights under Section 2(c)(i) above in any Insolvency Proceeding, Senior Creditor Agent is hereby irrevocably authorized and empowered (in its own name or in the name of Junior Creditor or otherwise), but shall have no obligation, (A) to receive and collect for the benefit of Senior Creditors any cash or other payments, or other assets or any securities issued or distributed, in each case, on account or in respect of any of the Junior Debt and apply such cash or other payments to the Senior Debt or to hold such other assets or securities as collateral for the Senior Debt and to apply to the Senior Debt any cash proceeds of such other assets or securities upon any realization with respect to such other assets or securities as the Senior Creditor Agent may elect, until Senior Creditors shall have received payment in full of all of the Senior Debt, (B) to file any proof of debt, proof of claim or other filing required in any Insolvency Proceeding in respect of the Junior Debt of any Junior Creditor, if Junior Creditor fails to file such proof of debt, proof of claim or other filing at least thirty (30) days prior to the expiration of any time period during which such proof of debt, proof of claim or other filing must be submitted and (C) to take such other action in the name of Junior Creditor or otherwise, as Senior Creditor Agent may determine to be necessary or appropriate for the enforcement of the provisions of this Subordination Agreement.

(iii) To the extent necessary for Senior Creditors to realize the benefits of the subordination of the Junior Debt provided for herein, Junior Creditor shall execute and deliver to Senior Creditor Agent such instruments or documents (together with such assignments or endorsements as Senior Creditor Agent shall deem necessary), as may be requested by Senior Creditor Agent.

(d) Payments Received by Junior Creditor. Except for payments received by Junior Creditor as provided in Section 2(b) above, should any payment or distribution or security or instrument or proceeds thereof be received by Junior Creditor in respect of the Junior Debt, Junior Creditor shall receive and hold the same in trust, as trustee, for the benefit of Senior Creditors, segregated from other funds and property of Junior Creditor and shall forthwith deliver the same to Senior Creditor Agent (together with any endorsement or assignment of Junior Creditor where necessary), for application to any of the Senior Debt. In the event of the failure of Junior Creditor to make any such endorsement or assignment to Senior Creditor Agent, Senior Creditor Agent, or any of its officers or employees, are hereby irrevocably authorized on behalf of Junior Creditor to make the same.

(e) Instrument Legend and Notation. Any instrument at any time evidencing the Junior Debt, or any portion thereof, shall be permanently marked on its face with a legend conspicuously indicating that payment thereof is subordinate in right of payment to the Senior Debt and subject to the terms and conditions of this Subordination Agreement, and (i) after being so marked certified copies thereof shall be delivered to Senior Creditor Agent and (ii) the original of any such instrument shall be immediately delivered to Senior Creditor Agent upon Senior Creditor Agent’s request, at any time on or after the occurrence of a Senior Creditor Default. In the event any legend or endorsement is omitted, Senior Creditor Agent or any of its officers or employees, are hereby irrevocably authorized on behalf of Junior Creditor to make the same. No specific legend, further assignment or endorsement or delivery of notes, guarantees or instruments shall be necessary to subject any Junior Debt to the subordination thereof contained in this Subordination Agreement.

3. Covenants, Representations and Warranties.

(a) Additional Covenants. Junior Creditor and Debtor agree in favor of Senior Creditor that:

(i) except as specifically set forth in Section 2(b) above, Debtor shall not, directly or indirectly, make and Junior Creditor shall not, directly or indirectly, accept or receive any payment of principal or interest or any prepayment or non-mandatory payment or any payment pursuant to acceleration or claims of breach or any payment to acquire Junior Debt or otherwise in respect of any Junior Debt;

(ii) Debtor shall not grant to Junior Creditor and Junior Creditor shall not acquire any security interest, lien, claim or encumbrance on any assets or properties of Debtor or any guarantees for any of the Junior Debt;

(iii) Junior Creditor shall not sell, assign, pledge, encumber or otherwise dispose of any of the Junior Debt or subordinate any of the Junior Debt to any other person, except, that, Junior Creditor may assign, pledge or encumber the Junior Debt so long as (A) Senior Creditor Agent shall have received from any assignee, pledgee or other person acquiring any interest in the Junior Debt a written acknowledgment of receipt of a copy of this Agreement together with the written Agreement of such person to be bound by the terms and conditions of this Subordination Agreement and (B) such assignee, pledgee or other person shall be acceptable to Senior Creditor Agent in its reasonable determination;

(iv) Junior Creditor and Debtor shall not amend, modify, alter or change the terms of any of the Junior Creditor Agreements or any other arrangements related to the Junior Debt except, that, Debtor may, after prior written notice to Senior Creditor Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of the Junior Debt (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith;

(v) Junior Creditor and Debtor shall, at any time or times upon the request of Senior Creditor Agent, promptly furnish to Senior Creditor Agent a true, correct and complete statement of the outstanding Junior Debt;

(vi) Junior Creditor and Debtor shall execute and deliver to Senior Creditor Agent such additional agreements, documents and instruments and take such further actions as may be necessary or desirable in the opinion of Senior Creditor Agent to effectuate the provisions and purposes of this Subordination Agreement; and

(vii) the Senior Debt shall continue to be treated as Senior Debt and the provisions of this Subordination Agreement shall continue to govern the relative rights and priorities of the Creditors even if all or part of the Senior Debt or the liens and security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in any proceeding, and this Subordination Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

(b) Additional Representations and Warranties.

(i) Junior Creditor and Debtor represent and warrant to Senior Creditors that:

(A) as of the date hereof the total principal amount of the Junior Debt is $55,365,693;

(B) Junior Creditor has no security interest, lien, claim or encumbrance on any assets and properties of Debtor and the Junior Debt owing to Junior Creditor is unsecured;

(C) as of the date hereof, no default or event of default, or event which with notice or passage of time or both would constitute an event of default exists or has occurred under the Junior Creditor Agreements;

(D) Junior Creditor is the exclusive legal and beneficial owner of all of the Junior Debt;

(E) none of the Junior Debt is subject to any lien, security interest, financing statements, subordination, assignment or other claim, except in favor of Senior Creditors and except to the extent permitted under Section 3(a)(iii) above;

(F) the execution and delivery of this Subordination Agreement by Junior Creditor does not violate or contravene any agreement to which Junior Creditor is a party or by which it is bound or any law applicable to Junior Creditor; and

(G) this Subordination Agreement constitutes the legal, valid and binding obligations of Junior Creditor, enforceable in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

(ii) Senior Creditor Agent and Debtor represent and warrant to Junior Creditor that:

(A) the execution and delivery of this Subordination Agreement by Senior Creditor Agent does not violate or contravene any agreement to which Senior Creditor Agent is a party or by which it is bound or any law applicable to Senior Creditor Agent;

(B) this Subordination Agreement constitutes the legal, valid and binding obligations of Senior Creditor Agent, enforceable in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

(c) Limitation on Remedies.

(i) Except as specifically set forth in Section 3(c)(ii) below, notwithstanding any rights or remedies available to it under the Junior Creditor Agreements, applicable law or otherwise, Junior Creditor shall not, directly or indirectly, (A) seek to collect from Debtor any of the Junior Debt or exercise any of its rights or remedies upon a default or event of default by Debtor under the Junior Creditor Agreements or otherwise, (B) commence any Insolvency Proceeding against Debtor or take any other action against Debtor or its properties, or (C) initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt.

(ii) The foregoing shall not in any way limit or impair the right of Junior Creditor to: (A) participate in any administrative, legal or equitable action or proceeding against Debtor seeking any reorganization, liquidation, bankruptcy or any other action involving the readjustment of all or any part of the Junior Debt, or other similar relief under the U.S. Bankruptcy Code, or (B) exercise its right to accelerate the maturity of the Junior Debt under the Junior Creditor Agreements after the acceleration of the Senior Debt or the commencement of legal proceedings by Senior Creditor Agent to enforce or collect the Senior Debt, or (C) send such notices of the existence of, or any evidence or confirmation of, the Junior Debt under the Junior Creditor Agreements to any court or governmental agency, or file or record any such notice or evidence to the extent necessary to prove or preserve the Junior Debt.

(d) Waivers. Notice of acceptance hereof, the making of loans, advances and extensions of credit or other financial accommodations to, and the incurring of any expenses by or in respect of, Debtor by any Senior Creditor, and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which Junior Creditor and Debtor are or may be entitled are hereby waived (except as expressly provided for herein or as to Debtor, in the Senior Creditor Agreements). Junior Creditor also waives notice of, and hereby consents to, (i) any amendment, modification, supplement, renewal, restatement or extensions of time of payment of or increase or decrease in the amount of any of the Senior Debt or to the Senior Creditor Agreements or any collateral at any time granted to or held by any Senior Creditor, (ii) the taking, exchange, surrender and releasing of collateral at any time granted to or held by any Senior Creditor or guarantees now or at any time held by or available to any Senior Creditor for the Senior Debt or any other person at any time liable for or in respect of the Senior Debt, (iii) the exercise of, or refraining from the exercise of any rights against Debtor or any other obligor or any collateral at any time granted to or held by any Senior Creditor, (iv) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Senior Debt, and/or (v) any Senior Creditor’s election, in any proceeding instituted under the U.S. Bankruptcy Code of the application of Section 1111(b)(2) of the U.S. Bankruptcy Code. Any of the foregoing shall not, in any manner, affect the terms hereof or impair the obligations of Junior Creditor hereunder. All of the Senior Debt shall be deemed to have been made or incurred in reliance upon this Subordination Agreement.

(e) Subrogation; Marshalling. Junior Creditor shall not be subrogated to, or be entitled to any assignment of any Senior Debt or Junior Debt or of any collateral for or guarantees or evidence of any thereof until Senior Creditors shall have received payment in full of all of the Senior Debt. Junior Creditor hereby waives any and all rights to have any collateral or any part thereof granted to or held by any Senior Creditor marshalled upon any foreclosure or other disposition of such collateral by any Senior Creditor or Debtor with the consent of Senior Creditor Agent. For purposes of such subrogation, no payments or distributions to the Senior Creditors of any cash, property or securities to which the Junior Creditors would be entitled except for the provisions of this Subordination Agreement and no payment over pursuant to the provisions of this Subordination Agreement to the Senior Creditors by or for the account of Junior Creditor shall, as among Debtor and its creditors (other than Senior Creditors and Junior Creditor) be deemed to be a payment or distribution by Debtor to or on account of the Senior Debt, it being understood that the provisions of this Subordination Agreement are intended solely for the purpose of defining the relative rights of the Junior Creditor and the Senior Creditors. If Junior Creditor has any rights to payment from Debtor as a result of subrogation to Senior Creditors pursuant to this Section 3(e), Debtor shall, upon the written request of Junior Creditor, take such actions as may be required in order to enable Junior Creditor to obtain such payments.

(f) No Offset. In the event Junior Creditor at any time incurs any obligation to pay money to Debtor, Junior Creditor hereby irrevocably agrees that it shall pay such obligation in cash or cash equivalents in accordance with the terms of the contract governing such obligation and shall not deduct from or setoff against any amounts owed by Junior Creditor to Debtor in connection with any such transaction any amounts Junior Creditor claims are due to it with respect to the Junior Debt.

4. Miscellaneous.

(a) Amendments. Any waiver, permit, consent or approval by any Creditor of or under any provision, condition or covenant to this Subordination Agreement must be in writing and shall be effective only to the extent it is set forth in writing and as to the specific facts or circumstances covered thereby. Any amendment of this Subordination Agreement must be in writing and signed by each of the parties to be bound thereby.

(b) Successors and Assigns.

(i) This Subordination Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of each of Creditors and its respective successors, participants and assigns.

(ii) Each Senior Creditor reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, the Senior Debt and the collateral securing same; provided, that, Junior Creditor shall not be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Senior Debt and no participant shall be entitled to any rights or benefits under this Subordination Agreement except through Senior Creditors. In connection with any participation or other transfer or assignment, Senior Creditors (A) may disclose to such assignee, participant or other transferee or assignee all documents and information which Senior Creditors now or hereafter may have relating to the Senior Debt or any collateral and (B) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Subordination Agreement.

(iii) In connection with any successor financing or replacement of the existing credit facility provided by Senior Creditors to Borrowers and Guarantors, Junior Creditor agrees to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any such successor or replacement lenders.

(c) Insolvency. This Subordination Agreement shall be applicable both before and after the filing of any petition by or against Debtor under the U.S. Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to Debtor shall be deemed to apply to a trustee for Debtor and Debtor as debtor-in-possession. The relative rights of Senior Creditors and Junior Creditor to repayment of the Senior Debt and the Junior Debt, respectively, and in or to any distributions from or in respect of Debtor or any proceeds of Debtor’s property and assets, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, Debtor as debtor-in-possession.

(d) Bankruptcy Financing. If Debtor shall become subject to a proceeding under the U.S. Bankruptcy Code and if Senior Creditor desires to permit the use of cash collateral or to provide financing to Debtor under either Section 363 or Section 364 of the U.S. Bankruptcy Code, Junior Creditor agrees as follows: (A) adequate notice to Junior Creditor shall have been provided for such financing or use of cash collateral if Junior Creditor receives notice two (2) Business Days prior to the entry of the order approving such financing or use of cash collateral and (B) no objection will be raised by Junior Creditor to any such use of cash collateral or financing. For purposes of this Section, notice of a proposed financing or use of cash collateral shall be deemed given when given in the manner prescribed by Section 4(e) hereof to Junior Creditor Agreement.

(e) Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if mailed by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands are to be given or made to the respective parties at their addresses set forth below (or to such other addresses as either party may designate by notice in accordance with the provisions of this Section):

To Senior Creditors:	Wells Fargo Bank, National Association, as Agent
One Boston Place, 18th Floor
Boston, MA 02108
Attention: Portfolio Manager Telecopy No.: (617) 523-4032

To Junior Creditor:	c/o Alfred R. Paliani, Esq., General Counsel
Quality King Distributors, Inc.
35 Sawgrass Drive, Suite 1
Bellport, NY 11713
Telecopy No.: (631) 439-2262

with copies to:	Edwards, Angell, Palmer & Dodge LLP
750 Lexington Avenue
New York, NY 10022
Attention: P. Kantor
Telecopy No.: (212) 308-4844

Either Junior Creditor or Senior Creditor Agent may change the address(es) to which all notices, requests and other communications are to be sent by giving written notice of such address change to the other Creditor in conformity with this Section 4(e), but such change shall not be effective until notice of such change has been received by the other Creditor.

(f) Counterparts. This Subordination Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument. This Subordination Agreement may be delivered by telecopier or other electronic means with the same force and effect if it were a manually executed and delivered counterpart.

(g) Governing Law. The validity, construction and effect of this Subordination Agreement shall be governed by the laws of the State of New York, but excluding any principles of conflicts of law or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

(h) CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUPREME COURT OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS SUBORDINATION AGREEMENT.

(i) Complete Agreement. This written Subordination Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

(j) No Third Parties Benefitted. Except as expressly provided in Section 4(b), this Subordination Agreement is solely for the benefit of the Creditors and their respective successors, participants and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Subordination Agreement.

(k) Disclosures, Non-Reliance. Each Creditor has the means to, and shall in the future remain, fully informed as to the financial condition and other affairs of Debtor and no Creditor shall have any obligation or duty to disclose any such information to any other Creditor. Except as expressly set forth in this Subordination Agreement, the parties hereto have not otherwise made to each other nor do they hereby make to each other any warranties, express or implied, nor do they assume any liability to each other with respect to: (A) the enforceability, validity, value or collectability of any of the Junior Debt or the Senior Debt or any collateral or guarantee which may have been granted to any of them in connection therewith, (B) Debtor’s title to or right to any of its assets and properties or (C) any other matter except as expressly set forth in this Subordination Agreement.

(l) Term. This Subordination Agreement is a continuing agreement and shall remain in full force and effect until Senior Creditors have received payment in full of all of the Senior Debt.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ Wai Y. Cheng
Name:	Wai Y. Cheng
Title:	Vice President

GLENN NUSSDORF 10-YEAR GRANTOR RETAINED ANNUITY TRUST DATED 11/1/98

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

GLENN NUSSDORF 15-YEAR GRANTOR RETAINED ANNUITY TRUST DATED 11/2/98

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

STEPHEN NUSSDORF 10-YEAR GRANTOR RETAINED ANNUITY TRUST DATED 11/1/98

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

STEPHEN NUSSDORF 15-YEAR GRANTOR RETAINED ANNUITY TRUST DATED 11/2/98

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

ARLENE NUSSDORF 10-YEAR GRANTOR RETAINED ANNUITY TRUST DATED 11/1/98

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

ARLENE NUSSDORF 15-YEAR GRANTOR RETAINED ANNUITY TRUST DATED 11/2/98

By:	/s/ Michael W. Katz
Michael W. Katz, Trustee

Subordination Agreement - Nussdorf Notes

Model Reorg Acquisition, LLC, a Delaware limited liability company (“Debtor”) hereby acknowledges and agrees to the foregoing terms and provisions. By its signature below, Debtor agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

Debtor acknowledges and agrees that: (a) although it may sign this Subordination Agreement, it is not a party hereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Subordination Agreement, (b) in the event of a breach by either the undersigned or Junior Creditor of any of the terms and provisions contained in the foregoing Subordination Agreement, such a breach shall constitute an “Event of Default” as defined in and under the Senior Creditor Agreements and (c) it will execute and deliver such additional documents and take such additional action as may be deemed reasonably necessary or desirable by any Creditor to effectuate the provisions and purposes of the foregoing Subordination Agreement.

MODEL REORG ACQUISITION, LLC

By PERFUMANIA HOLDINGS, INC., as sole member

By:	/s/ Michael W. Katz
Name:	Michael W. Katz
Title:	President and Chief Executive Officer

Subordination Agreement - Nussdorf Notes